Exhibit 21.1
List of Subsidiaries of KKR FS Income Trust Select

Name of Subsidiary	State of Incorporation or Organization
K-FITS Finance Eiffel-1 LLC	Delaware
Select Investments, LLC	Delaware
Select Investments II, LLC	Delaware
K-FITS Finance Mount Royal LLC	Delaware